U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Too Gourmet, Inc.
                                -----------------
             (Exact name of registrant as specified in its charter)

Nevada                              5411                             33-0967353
------                              ----                             ----------
(State or other           (Primary Standard Industrial         (I.R.S. Employer
jurisdiction of           Classification Code Number)        Identification No.)
incorporation or
organization)

280 White Cap Lane, Newport Coast, California                            92657
---------------------------------------------                            -----
(Address of registrant's principal executive offices)               (Zip Code)

                                 (949) 836-8982
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                             Michael J. Muellerleile
                                  MC Law Group
                          4100 Newport Place, Suite 830
                         Newport Beach, California 92660
                                  949.250.8655
                             Facsimile 949.250.8656
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          -------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          -------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================== =================== ==================== ======================= ================

       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          2,591,250              $0.05              $129,562.50            $34.20
================================== =================== ==================== ======================= ================

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   Prospectus
                                Too Gourmet, Inc.
                              a Nevada corporation

                        2,591,250 Shares of Common Stock

This prospectus relates to 2,591,250 shares of common stock of Too Gourmet, Inc., which are issued and outstanding shares of our common stock, acquired by the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders will sell their shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market.

See "Risk Factors" on pages 4 to 8 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this prospectus is June 12, 2002.
                             Subject to completion.

                                TABLE OF CONTENTS

Prospectus Summary ...........................................................4
Risk Factors..................................................................4
Use of Proceeds...............................................................8
Determination of Offering Price...............................................8
Dilution......................................................................8
Selling Security Holders......................................................8
Plan of Distribution.........................................................10
Legal Proceedings............................................................11
Directors, Executive Officers, Promoters and Control Persons.................11
Security Ownership of Certain Beneficial Owners and Management...............12
Description of Our Securities................................................12
Interest of Named Experts and Counsel........................................13
Disclosure of Commission Position on Indemnification for
Securities Act Liabilities...................................................13
Organization Within Last Five Years..........................................14
Description of Business......................................................14
Management's Discussion and Analysis of Financial Condition and
Results of Operations........................................................17
Description of Property......................................................18
Certain Relationships and Related Transactions...............................18
Market for Common Equity and Related Stockholder Matters.....................19
Executive Compensation.......................................................20
Financial Statements.........................................................22
Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure.........................................................40
Legal Matters................................................................40
Experts......................................................................40
Additional Information.......................................................40
Indemnification of Directors and Officers....................................40
Other Expenses of Issuance and Distribution..................................41
Recent Sales of Unregistered Securities......................................41
Exhibits.....................................................................42
Undertakings.................................................................43
Signatures...................................................................44

Prospectus Summary
------------------

Our business:              We incorporated in Nevada on April 9, 2001. Our
                           principal business address is 280 White Cap Lane, Newport Coast, California 92657. Our telephone number is 949.836.8982.

                           We are a specialty gourmet grocery retailer. We intend to offer our products and product selection advice services over the Internet. We currently market and distribute specialty gourmet coffee under our Too Gourmet label. We intend to offer a large selection of specialty and hard-to-find foods and spirits, coupled with expert, personalized service to our customers to assist in their gourmet shopping needs. We believe our website and proposed retail locations will enable us to cater to the discriminating tastes of our customers. If we generate significant revenues or raise additional capital, we plan to develop a traditional retail store located in Orange County, California, and if successful, plan to replicate our business model in other markets.

Number of shares           The selling security holders want to sell 2,591,250
being offered:             shares of our common stock. The offered shares were
                           acquired by the selling security holders in private placement transactions, which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders will sell their shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Number of shares           5,691,250 shares of our common stock are issued and
outstanding:               outstanding. We have no other securities issued.

Estimated use              We will not receive any of the proceeds from the sale
of proceeds:               of those shares being offered.


                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves a significant and substantial number of risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

Risks related to our business:

We are a new company with losses since our formation and we anticipate that we will lose money in the foreseeable future. Therefore, we may not be able to achieve profitable operations.

We were formed on April 9, 2001 and have a limited operating history. Our losses since inception are $30,690 as of March 31, 2002. We expect to encounter difficulties as an early stage company in the rapidly evolving online commerce. Our business strategy is unproven, and we may not be successful in addressing early stage challenges, such as establishing our position in the market and expanding our online presence and capabilities. To implement our business plan, we must increase our marketing initiatives and identify and enter into additional strategic relationships.

Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business, specifically the risks inherent in developmental stage companies. We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. Our ability to undertake these expenditures will be significantly hindered if we do not generate revenues or raise additional capital. We will need to generate significant revenues to achieve and maintain profitability. We may not be able to achieve profitable operations.

If we do not expand our product offerings and continue to develop our website, our business may fail.

Our only current product is specialty gourmet coffee which we market and distribute under our Too Gourmet label. We must expand our product offerings and continue to develop our website to facilitate and promote the online shopping experience. Demand and market acceptance for our products is uncertain and may not increase as necessary for our business to increase or succeed. If the Internet or e-commerce fails to develop or develops more slowly than we expect, we may not generate revenues and our business may fail.

We rely on consumer acceptance of the Internet as a means of marketing and distributing our products, and may be unable to succeed if consumers reject the use of the Internet to purchase gourmet groceries.

The market for e-commerce is new and rapidly evolving, and it is uncertain whether e-commerce will achieve and sustain high levels of demand and market acceptance, particularly with respect to the specialty grocery industry. Our success will depend to a substantial extent on the willingness of consumers to increase their use of online services as a method to buy specialty groceries. We anticipate that we will rely primarily on product orders received through our website sales. Although we do not currently have any vendors, we believe our success will also depend upon our proposed vendors' acceptance of our online service as a significant means to market and sell their products. Moreover, our growth will depend on the extent to which an increasing number of consumers own or have access to personal computers or other systems that can access the Internet. If e-commerce in the grocery industry does not achieve high levels of demand and market acceptance, our business may fail.

We will depend on third-party providers and key vendors for certain services. We will not be able to successfully operate if any relationships that we develop with those third-party providers are terminated or impaired.

We have not entered into any agreements with third parties. We anticipate that we will rely solely on third-party providers for several products that we expect to offer of our customers, including but not limited to, products from a variety of national and local grocers and distributors and local gourmet and specialty shops. We may become dependent upon various other third parties for one or more significant services required for our website, which services will be provided to our business pursuant to agreements with such providers. We may not be able to obtain services, such as website, design, development and maintenance, from certain third parties, for economic or other reasons. Our inability to continue to receive services from existing providers or to obtain similar services from additional providers could significantly hinder our ability to complete the development of our websites.

We face significant competition from other online and traditional retailers of grocery products. Our operations and our ability to generate revenues will be negatively affected if we are unable to establish a positive reputation as a provider of fine gourmet foods and beverages.

Our success will depend on our ability to compete in the highly competitive retail specialty grocery industry. To succeed, we must establish our reputation for providing specialty gourmet grocery items with unparalleled service to our customers, beginning with the Internet, and then by serving the greater Southern California community from our proposed retail store planned for Orange County, California. Our success will also depend on our ability to market our selection of products and shopping services continually and on a timely basis and to continue to improve the performance, features and reliability of our products and services in response to both evolving demands of prospective customers and competitive products and services.

We will compete with online and traditional gourmet grocery retail stores that are either independent markets or part of large regional or national retail chains such as Bristol Farms. Specialty grocery businesses are especially affected by changes in consumer tastes, as well as national, regional and local economic conditions, demographic trends, and the type, number and location of competing grocery stores. We may not be able to compete effectively with those online and traditional gourmet grocery retail stores. If we do not compete effectively, we may not be able to continue operations.

We anticipate that we will be heavily dependent upon advertising and strategic relationships to generate sales. Therefore, we may not generate revenues if we do not fund advertising and develop those strategic relationships.

We will attempt to develop relationships with companies that serve our proposed customer base, such as specialty magazines which target high income individuals. We anticipate that we will rely on advertising and any strategic relationships that we develop to attract customers to our website. We intend to spend resources on our advertising and marketing to promote the Too Gourmet brand through online advertising and newspaper, television and radio advertising. We currently do not have adequate funds to make significant expenditures for advertising or marketing and such expenditure are dependent on generating revenues or obtaining additional capital. Our online advertising may include strategic relationships that require costly, long-term commitments. This advertising may not attract a significant number of customers to our website or generate a substantial amount of sales. In addition, software is available that permits an Internet user to block online banner advertising. If customers are able to block the viewing of banner advertising, then our advertising investment may not generate the expected level of sales.

We may face product liability claims relating to the foods and beverages that we intend to sell. Any claims or adverse judgments against us may reduce our financial resources or hinder our reputation.

We cannot be certain that the products that we deliver will be free from contaminants. Grocery and other related products occasionally contain contaminants due to inherent defects in the products or improper storage or handling. If any of the products that we sell cause harm to any of our customers, we could be subject to product liability lawsuits. We do not have product liability insurance. If we are found liable under a product liability claim, or even if we are required to defend ourselves against such a claim, our reputation could suffer and customers may substantially reduce their orders or stop ordering from us. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of any insurance coverage that we may obtain would harm us by adding additional costs to our business and by diverting the attention of our senior management from the operation of our business.

We anticipate that we will need to raise additional capital to expand our operations. Our failure to raise additional capital will significantly limit our ability to conduct marketing activities and generate revenues.

To conduct marketing activities and generate revenues, we may be required to raise additional funds. Over the next twelve months, we anticipate that we will need approximately $20,000 to move forward with our business plan. We may not be able to obtain additional financing at commercially reasonable rates. Our failure to obtain additional funds would significantly limit or eliminate our ability to conduct marketing activities, which would significantly hinder our ability to continue our business operations and compete with other providers. We anticipate that we may seek additional funding through public or private sales of our securities. That could include equity securities, or through commercial or private financing arrangements. Adequate funds may not be available when needed or on terms acceptable to us. In the event that we are not able to obtain additional funding on a timely basis, we may be required to limit any proposed operations or expansion.

Our ability to raise additional capital through the sale of our stock may be harmed by competing resales of our common stock by the selling security holders.

The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. Those sales would make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock.

Risks related to owning our common stock:

Our officers and directors own approximately 63.25% of our outstanding shares of common stock, allowing these shareholders control matters requiring approval of our shareholders.

Our officers and directors beneficially own, in the aggregate, approximately 63.25% of our outstanding shares of common stock. If the officers and directors sell all of their shares that are being registered in this offering, they will own approximately 54.47% of our outstanding shares of common stock. Such concentrated control of the company may adversely affect the price of our common stock. Our officers and directors can control matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require shareholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Because we will be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced, which may make it difficult for investors in our common stock to sell their shares.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. An active public market may not develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new services. Factors such as announcements of new or enhanced products by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in our sector may have a significant impact on the market price of our shares. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Because we lack a public market for shares of our common stock, the selling security holders will arbitrarily determine the offering price of the shares. Therefore, investors may lose all or part of their investment if the price of their shares is too high.

Our common stock is not publicly traded and we do not participate in an electronic quotation medium for securities traded outside the Nasdaq Stock Market. We cannot guaranty that an active public market for our stock will develop or be sustained. Therefore, the selling security holders may arbitrarily determine the offering price of shares of our common stock. Accordingly, purchasers may lose all or part of their investments if the price of their shares is too high. A purchase of our stock in this offering would be unsuitable for a person who cannot afford to lose his entire investment.

We are registering 500,000 shares of common stock owned by our officers and directors. Our officers and directors may sell those shares as soon as possible, which could significantly decrease the price of our common stock and reduce their desire to see us succeed.

Our officers and directors may sell those 500,000 shares immediately after they are registered. In the event that our officers and directors sell those shares, the price of our common stock could decrease significantly. Also, a conflict of interest will occur between their duties to us and their personal interest in selling their shares. We cannot assure you that our officers and directors will not sell those shares as soon as they are registered.

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

Determination of Offering Price
-------------------------------

The selling security holders will sell their shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The price of the offered shares is based on the value of our assets and our management's belief about the value of our business plan. Our common stock is presently not traded on any market or securities exchange, although a market maker has filed an application for us to become eligible for quotation on the OTC Bulletin Board.

Dilution
--------

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
------------------------

The following table sets forth information concerning the selling security holders including:

    1. the number of shares owned by each selling security holder prior to this offering;
    2. the total number of shares that are to be offered for each selling security holder; and
    3. the total number of shares and the percentage of common stock that will be owned by each selling security holder upon completion of the offering.

The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us. None of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge. Michael J. Muellerleile, Deron M. Colby, and Lan
P. Nguyen are employees of MC Law Group, which serves as our legal counsel.

----------------------------- ---------------------------------- ---------------------------------- --------------------------------
  Name of Selling Security    Amount of Shares of Common Stock   Amount of Shares of Common Stock       Amount of Shares and the
           Holder             Owned by Selling Security Holder     to be Offered by the Selling     Percentage of Common Stock Owned
                                     Before the Offering                  Security Holder           by Selling Security Holder After
                                                                                                        the Offering is Complete
----------------------------- ---------------------------------- ---------------------------------- --------------------------------
Cynthia A. Bergendahl,                   3,000,000                           400,000                  2,600,000 shares and 42.68%
president, chief executive
officer, secretary, and a
director
------------------------------------------------------------------------------------------------------------------------------------
Matthew A. Bergendahl,
treasurer and a director                 600,000                            100,000                   500,000 shares and 8.20%
------------------------------------------------------------------------------------------------------------------------------------
Michael J. Muellerleile                  400,000                            400,000                               0
------------------------------------------------------------------------------------------------------------------------------------
Deron M. Colby                           300,000                            300,000                               0
------------------------------------------------------------------------------------------------------------------------------------
Richard C. Reincke                       300,000                            300,000                               0
------------------------------------------------------------------------------------------------------------------------------------
Amy M. Pontillas                          70,000                             70,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Sandie M. Williams                        10,000                             10,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Myra E. Capoccia                          10,000                             10,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Lan P. Nguyen                             10,000                             10,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Renee McCracken                           25,000                             25,000                                0
------------------------------------------------------------------------------------------------------------------------------------
John D. Muellerleile                      100,000                            100,000                               0
------------------------------------------------------------------------------------------------------------------------------------
Suzanne Muellerleile                      25,000                             25,000                                0
------------------------------------------------------------------------------------------------------------------------------------
John R. Muellerleile                      100,000                            100,000                               0
------------------------------------------------------------------------------------------------------------------------------------
Renee Y. Close                            10,000                             10,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Jason Ortega                              40,000                             40,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Scott Sherman                              5,000                              5,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Brad Thompson                              5,000                              5,000                                0
------------------------------------------------------------------------------------------------------------------------------------
AV Neely                                   6,250                              6,250                                0
------------------------------------------------------------------------------------------------------------------------------------
John Shukur                               12,500                             12,500                                0
------------------------------------------------------------------------------------------------------------------------------------
Alia Neely                                12,500                             12,500                                0
------------------------------------------------------------------------------------------------------------------------------------
Wade Neely                                 6,250                              6,250                                0
------------------------------------------------------------------------------------------------------------------------------------
Scott Michaels                            15,000                             15,000                                0
------------------------------------------------------------------------------------------------------------------------------------
William Sterling, Jr.                      6,250                              6,250                                0
------------------------------------------------------------------------------------------------------------------------------------
Thomas J. Slosson                          5,000                              5,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Jerry A. Cardenas                          2,500                              2,500                                0
------------------------------------------------------------------------------------------------------------------------------------
Gary Manley                                2,500                              2,500                                0
------------------------------------------------------------------------------------------------------------------------------------
Anderson M. Hinsch                         5,000                              5,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Sonny Martinez                            41,250                             41,250                                0
------------------------------------------------------------------------------------------------------------------------------------
Eric Becker                               11,250                             11,250                                0
------------------------------------------------------------------------------------------------------------------------------------
Michelle Mirrotto                          5,000                              5,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Jesus Avelar                              25,000                             25,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Jim Mirrotto                               5,000                              5,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Lyle Neely                                70,000                             70,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Ryan A. Neely                             275,000                            275,000                               0
------------------------------------------------------------------------------------------------------------------------------------
Tim Neely                                 175,000                            175,000                               0
------------------------------------------------------------------------------------------------------------------------------------

Plan of Distribution
--------------------

The selling security holders will sell their shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, although a market maker has filed an application for us to become eligible for quotation on the OTC Bulletin Board. The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

    o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
    o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
    o    privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions. Any participating NASD members must comply with the "Filing Requirements" of Rule 2710(b)(1), and "Information Required to be Filed" of Rule 2710(b)(6). Maximum compensation to any NASD member will not exceed 8% of the maximum proceeds.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares held by our non-affiliates may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. The selling security holders may elect not to sell any or all of their shares immediately and may wait for a market to develop for their shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

Executive Officers and Directors. We are dependent on the efforts and abilities of certain of Cynthia A. Bergendahl. The interruption of the services of Ms. Bergendahl could significantly hinder our operations, profits and future development, if a suitable replacement is not promptly obtained. We anticipate that we will enter into employment agreement with Ms. Bergendahl. We cannot guaranty that Ms. Bergendahl will remain with us during or after the term of her employment agreement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with Ms. Bergendahl is good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers will hold office until their resignations or removal. The terms of the directors expire at the next annual shareholder's meeting following their election.

Our directors and principal executive officers are as specified on the following table:

======================= ======== ===============================================
Name                      Age    Position
----------------------- -------- -----------------------------------------------
Cynthia A. Bergendahl      36    president, chief executive officer, secretary,
                                 director
----------------------- -------- -----------------------------------------------
Matthew A. Bergendahl      39    treasurer, director
======================= ======== ===============================================

Cynthia A. Bergendahl. Ms. Bergendahl has been our president, chief executive officer, secretary and one of our directors since our inception. Ms. Bergendahl manages all aspects of our operations, including product development and marketing and sales of our products. From 1998 to April 2001, Mrs. Bergendahl has worked as a freelance journalist, and has been a columnist writing dining reviews and other features for the Orange County Business Digest. She has been involved in the retail food industry for many years. From 1988 to 1991, she and her husband, Matthew Bergendahl, were the owners and operators of an upscale, trendy cafe in Marina del Rey, California. From 1986 to 1993, they also owned and operated a successful chain of 24-hour donut shops in the greater Los Angeles area. Ms. Bergendahl and her husband also have teamed together since 1991 to cater numerous private parties, banquets, community and charitable events. Ms. Bergendahl graduated with a Bachelor of Arts degree in broadcast journalism, which she earned from California State University, Long Beach, in 1986. Ms. Bergendahl has not been a director of any other reporting company.

Matthew A. Bergendahl. Mr. Bergendahl is our treasurer and one of our directors since our inception. Mr. Bergendahl has been involved in the retail food industry since 1986. Since 2000, Mr. Bergendahl has been the executive chef and kitchen manager at the Cheesecake Factory located in Irvine, California. From 1997 to 2000, he was the executive chef and manager of Spaghettini Cucina, an upscale eatery in Long Beach, California, and in 1996, a chef at the Ritz Carlton, located in Marina del Rey, California. From 1991 to 1995, Mr. Bergendahl provided services as a private chef and caterer in the Los Angeles area, at numerous private parties, banquets and other events, including community and charitable functions. Mr. Bergendahl was also the owner and operator of Cafe del Rey. From 1986 to 1993, Mr. Bergendahl worked with his wife as the owner and operators of a chain of 24-hour donut shops in the greater Los Angeles area. Mr. Bergendahl was trained at the Southern California School of Culinary Arts in Pasadena, California, the Los Angeles Culinary Institute in Burbank, California, and at the Culinary Institute of America at Greystone, located in Napa Valley, California. He also possesses certificates in Hospitality Supervision and Basic Sanitation from the American Hotel and Motel Association, a certificate in Nutrition from The Los Angeles Culinary Institute, and is certified as a Servsafe Food Protection Manager by the National Restaurant Association. Mr. Bergendahl has not been a director of any other reporting company.

Cynthia Bergendahl is the spouse of Matthew Bergendahl. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 12, 2002, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

======================= ======================================== ==================================== ============================
Title of Class          Name of Beneficial Owner                     Amount of Beneficial Owner              Percent of Class
----------------------- ---------------------------------------- ------------------------------------ ----------------------------
Common Stock            Cynthia A. Bergendahl                    3,600,000 shares, president, chief               63.25%
                        280 White Cap Lane                          executive officer, secretary,
                        Newport Coast, CA 92657                               director
----------------------- ---------------------------------------- ------------------------------------ ----------------------------
Common Stock            Matthew A. Bergendahl                       3,600,000 shares, treasurer,                  63.25%
                        280 White Cap Lane                                    director
                        Newport Coast, CA 92657
----------------------- ---------------------------------------- ------------------------------------ ----------------------------
Common Stock            Michael Muellerleile                               400,000 shares                         7.03%
                        4100 Newport Place, Suite 830
                        Newport Beach, CA 92660
----------------------- ---------------------------------------- ------------------------------------ ----------------------------
Common Stock            All directors and named executive                 3,600,000 shares                        63.25%
                        officers as a group
======================= ======================================== ==================================== ============================

Cynthia A. Bergendahl is the spouse of Matthew A. Bergendahl. Therefore, each beneficially owns 3,600,000 shares of common stock. Michael J. Muellerleile is an employee of MC Law Group, which serves as our legal counsel.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description Of Our Securities
-----------------------------

Description of Capital Stock We are authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. As of June 12, 2002, 5,691,250 shares of our common stock were issued and outstanding. No shares of our preferred stock are issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefor. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Interest of Named Experts and Counsel
-------------------------------------

No expert or our counsel was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

Michael J. Muellerleile and Deron M. Colby are selling shareholders and employees of MC Law Group, which serves as our legal counsel. Michael J. Muellerleile owns 400,000 shares of our common stock. Deron M. Colby owns 300,000 shares of our common stock.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
-----------------------------------------------------------------------

Article Seventh of our Articles of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    o for any breach of such director's duty of loyalty to us or our security holders;
    o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
    o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
    o for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

Indemnification Agreements. We will enter into indemnification agreements with each of our executive officers. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization Within Last Five Years
-----------------------------------

Transactions with Promoters. Cynthia A. Bergendahl was issued 3,000,000 shares of our common stock in exchange for her services as our promoter. The value of the services performed by Mrs. Bergendahl was approximately $3,000.

Description of Business
-----------------------

Our Background. We were incorporated in Nevada on April 9, 2001.

Our Business. We are a specialty gourmet grocery retailer. We intend to offer our products and product selection advice services over the Internet. We currently have minimal operations and only sell specialty gourmet coffee under our Too Gourmet label. We believe that we will be able to generate revenues in the next three months from the sale of our specialty coffee and any revenues generated will be used for marketing expenses and to increase our product offerings.

Our future plans include offering a large selection of specialty and hard-to-find foods and spirits, coupled with expert, personalized service to our customers to assist in their gourmet shopping needs. We believe we will create a proprietary system that will enable us to cater to the discriminating tastes of our customers. In the next three months, we intend to expand our product offerings and further develop our website to display our products and have credit card capability. In order to expand our product offerings, we need to develop relationships with providers of gourmet grocery foods and beverages. To develop our website with credit card capability, we intend to use a third party website design and development company and a third party Internet credit card processing company, although we do currently not know which companies we will use.

If we generate significant revenues or raise additional capital, we plan to develop one traditional retail store located in Orange County, California, and if successful, plan to replicate our business model in other markets outside of the Orange County area. We believe that certain geographic areas such as Newport Beach and Malibu, California, are suitable locations for retail stores due to their high concentration of wealthy individuals. We do not anticipate that we will develop our retail locations in the next twelve months. However, in the next twelve months, we do intend to seek out relationships with companies or individuals, such as real estate developers and brokers, who can facilitate development of those retail locations.

Our Website www.toogourmet.com. Our current website displays our corporate logo and contact information and provides a general description of our business. Our website is under development to display our featured products and recipes as well as an online message board where visitor can seek culinary advise from our executive chef. We are also developing our website to offer visitors guidance on food and wine pairings. Visitors are currently able to order our gourmet coffee products by sending their requests to us via electronic mail. We anticipate that we may adopt an automated online ordering system in the future. By offering specialty gourmet products along with expert information and resources via the Internet, we hope to provide our customers with access to a wide range of high-end lifestyle products and services.

Our website will serve as the primary vehicle for our business activities. We anticipate that users can view the contents of the website and use our proposed online ordering system to purchase gourmet grocery items planned for our website, including, but not limited to, specialty and hard-to-find gourmet food products and spirits. Examples of those products include the following:

    o    Spanish saffron in a 1-ounce tin, each thread individually hand picked;
    o    imported beluga and osetra caviars;
    o    flavored vinegars, such as champagne vinegar and black currant vinegar;
    o    infused oils, including truffle, hazelnut and walnut oil;
    o fresh black and white truffles in season, truffle jus, canned black truffles;
    o    a variety of flavorful honeys;
    o herb infused sun dried tomatoes, sun dried yellow tomatoes, cherries and strawberries;
    o caper berries, dried morels, olives, vanilla beans and Moroccan spice mix;
    o    pastas of many shapes and colors; and
    o    Valrhona chocolate, gold leaf sheets and sheet gelatin.


Individuals, such as personal and restaurant chefs, who prepare gourmet meals, primarily use many of those products. We anticipate that some of those products will be available on our website by July 2002.

We intend to develop our site so that users will be able to provide us with delivery and credit card information directly on our website, which will allow us to process such orders immediately and ship the items ordered. We anticipate that we will have credit card capability on our website by July 2002. We believe our current financial resources will be sufficient to fund the development of credit card capability on our website.

Our Proposed Website www.mycheftoys.com. Through our proposed website www.mycheftoys.com, we intend to will sell chef tools, such as cutlery, cookware, chef gear and kitchen tools, to chefs. It will be marketed to executive chefs of restaurants. We believe that our chef toys website will be operational by July 2002, although we may need to generate revenues or raise additional capital to complete development of that website.


Our Target Markets and Marketing Strategy. We believe that our primary target market will consist of individuals in the greater Southern California area. We intend offer a service whereby shoppers in search of gourmet products can have their specialty grocery requirements met by using our website or by visiting our proposed retail location. We believe that customer acceptance of our business concept will depend on our knowledge of the lifestyles of our target customers. Our target customers will consist of middle-to upper-income families in densely populated communities.

We also will market and promote our services on the Internet. Our marketing strategy is to promote our services and attract individual households and businesses to our website. Our proposed marketing initiatives include:

    o utilizing direct response print advertisements placed primarily in local print media, such as the Daily Pilot newspaper, which is distributed in Newport Beach, California, and the Malibu Times, which is distributed in Malibu, California;
    o limited advertising on television, radio, banners, affiliated marketing and direct mail in the Southern California area; and
    o word of mouth advertising based on the customer loyalty and high quality service.

We currently do not have adequate funds to make significant expenditures for advertising or marketing and such expenditure are dependent on generating revenues or obtaining additional capital.

We hope to build our www.toogourmet.com and www.mycheftoys.com web sites' reputation on our commitment to the highest levels of product and service quality. While many e-commerce web sites stress their ability to offer tens of thousands of products, we intend to focus on a limited number of premium products in each product category. We are currently seeking to establish business relationships and co-marketing partnerships with several providers of fine gourmet foods and beverages. If we are successful in establishing these relationships, we believe that we will be able to offer a broader range of gourmet products, including wines, chocolates, cigars, coffee and specialty kitchenware.

Our strategy will include two main components:

    o focusing on the gourmet specialty food needs of middle to high income households with a emphasis on consumers who seek specialty gourmet products; and
    o    providing a service-based experience for our customers.

Our Competition. The gourmet grocery retailing market is extremely competitive. Many of our competitors charge membership, delivery or service fees, and often offer their goods at a premium to traditional supermarkets. The principal competitive factors that affect our business are location, breadth of product selection, convenience, quality, service, price, available technology, and consumer loyalty to traditional and online grocery retailers. We believe that we will compete favorably with respect to each of these factors although many traditional grocery retailers may have substantially greater levels of consumer loyalty, longer operating histories, and serve many more locations than we currently do. If we fail to effectively compete in any one of these areas, we may lose existing and potential customers which would have a material adverse effect on our business, financial condition and results of operation.

In the past few years, the online grocery market has been marked by great instability as several leading online grocery suppliers have discontinued operations. Accordingly, as the market for online grocery providers has been extremely unstable, we may find it difficult to initiate our business model and sustain growth, which may have a material adverse effect on our business and results of operation.

If we generate significant revenues or raise additional capital, we intend to open and operate a specialty gourmet grocery retail store to serve the area of Orange County, California. The specialty grocery industry is highly competitive, and we will compete with other gourmet grocery retail stores that are either independent markets or part of large regional or national retail chains such as Bristol Farms. Specialty grocery businesses are especially affected by changes in consumer tastes, as well as national, regional and local economic conditions, demographic trends, and the type, number and location of competing grocery stores. Such businesses are also subject to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could negatively affect the availability, quality, and cost of food products. Also, factors such as inflation, increased food and labor costs, and the availability and cost of suitable sites and the availability of experienced management and hourly employees may also adversely affect the retail grocery industry in general, and our results of operations and financial condition in particular.

Government Regulation. Online commerce is new and rapidly changing, and federal and state regulations relating to the Internet and online commerce are relatively new and evolving. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted to address issues such as user privacy, pricing, content, copyrights, distribution, antitrust matters and the quality of products and services. The adoption of these laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of our website and could otherwise harm our business. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain. Most of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues of the Internet. New laws applicable to the Internet may impose substantial burdens on companies conducting online commerce. In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws in the United States and abroad.

Our Intellectual Property. We do not presently own any patents, trademarks, licenses, concessions or royalties, other than a California state trademark for our corporate logo. Our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that:

    o    these agreements will not be breached;
    o    we would have adequate remedies for any breach; or
    o our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

We own the Internet domain names www.toogourmet.com and www.mycheftoys.com. Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as ".org", or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

Our Research and Development. We are not currently conducting any research and development activities other than the development of our website. We do not anticipate conducting such activities in the near future.


Employees. As of June 12, 2002, we have one full time employee and one part time employee. We believe that our relations with our employees are good. We are not a party to any collective bargaining agreements. We anticipate entering into an employment contract with Cynthia A. Bergendahl, our president, chief executive officer, secretary and one of our directors.


Facilities. Our administrative offices are located at 280 White Cap Lane, Newport Coast, California 92657. We believe that our facilities are adequate for our needs. We do not own any real estate.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------


For the three-month period ended March 31, 2002.
------------------------------------------------

Liquidity and Capital Resources. We had cash of $1,750 as of March 31, 2002, which represented all of our total assets as of March 31, 2002. We believe that our available cash is sufficient to pay our day-to-day expenditures. Our total liabilities were $2,696 as of March 31, 2002, which is represented by accounts payable and accrued expenses. We have no other commitments or contingencies.

Results of Operations.
----------------------


Revenues. For the three month period ended March 31, 2002, we realized no revenues from sales of our products. We hope to increase our revenues by adding to the capabilities of our website, which we hope will enable us to increase our customer base. We must expand our operations to increase our revenues.

Operating Expenses. For the three month period ended March 31, 2002, our total operating expenses were $4,162. Those expenses were represented by $1,690 for legal and professional fees, $500 for occupancy expenses and $1,972 for office expenses. For the three month period ended March 31, 2002, we experienced a net loss of $4,162.

For the year ended December 31, 2001.
-------------------------------------

Liquidity and Capital Resources. We had cash of $5,216 as of December 31, 2001. Our total assets were $5,216 as of December 31, 2001. We believe that our available cash is sufficient to pay our day-to-day expenditures.

Our total liabilities were $2,500 as of December 31, 2001, which is represented by accounts payable and accrued expenses. We had no other commitments or contingencies.

Results of Operations.


Revenues. For the period from our inception on April 9, 2001 through December 31, 2001, we realized revenues of $320 from sales of our products. We hope to increase our revenues by adding to the capabilities of our website, which we hope will enable us to increase our customer base. We must expand our operations to increase our revenues.

Operating Expenses. For the period from our inception on April 9, 2001 through December 31, 2001, our total operating expenses were $26,528. Those expenses were represented by $3,600 for consulting expenses, $21,830 for legal and professional fees, and $1,418 for office expenses. For the period from our inception on April 9, 2001 through December 31, 2001, we experienced a net loss of $26,528.



Our Plan of Operation for the Next Twelve Months. We have generated only $320 in revenues from our operations. To effectuate our business plan during the next twelve months, we must continue to develop our website, market our products and services and develop our brand image. We are currently marketing, under our Too Gourmet label, specialty coffee. We believe that we will be able to generate revenues in the next three months and any revenues generated will be used to increase our products offerings as well as expand our operations. We intend to continue to develop and expand our line of gourmet grocery products.


We are in the process of developing our website to facilitate customer orders and delivery. We anticipate that we will have credit card capability on our website by July 2002. We believe our current financial resources will be sufficient to fund the development of credit card capability on our website. We believe that our chef toys website will be operational by July 2002, although we may need to generate revenues or raise additional capital to complete development of that website. We do not anticipate that we will hire additional employees unless we generate significant revenues. We anticipate that will use third parties to complete the development of our websites.


Our plan of operation is materially dependent on our ability to generate revenues. Our operations to date have been focused on developing our brand name and attempting to establish strategic relationships with providers of gourmet grocery foods and beverages. We have not developed any strategic relationships with third parties. We will also attempt to develop relationships with companies that serve our proposed customer base, such as specialty magazines which target high income individuals.

Over the next twelve months, we anticipate that we will need approximately $20,000 to move forward with our business plan. ^ The balance of those funds will need to be raised through alternative means, such as debt or equity financing. To add credit card capability on our website, we believe that we will need approximately $1,000. To complete development of our chef toys website, we believe that we will need approximately $3,000. For the next twelve months, we anticipate that our day-to-day expenses will be approximately $500 per month. We believe that we will use approximately $10,000 over the next twelve months for marketing and promotion expenses.


We have cash of $1,750 as of March 31, 2002. In the opinion of management, available funds will satisfy our working capital requirements through July 2002. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We anticipate that we may need to raise additional capital to expand our operations. In the event that we experience a shortfall in our capital, we intend to pursue capital through public or private financing as well as borrowings and other sources, such as our officers and directors. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for our expenses to achieve our objectives over the next twelve months. However, our officers and directors are not committed to contribute funds to pay for our expenses.

Our belief that our officers and directors will pay our expenses is based on the fact that our officers and directors collectively own 3,600,000 shares of our common stock, which equals approximately 63% of our outstanding common stock, or approximately 54% following the completion of this offering if all of the shares offered by our officers and directors are sold. We believe that our officers and directors will continue to pay our expenses as long as they maintain their ownership of our common stock. Any additional capital contributed by our management would be contributed without any consideration. However, our officers and directors are not committed to contribute additional capital.

We have not contemplated any plan of liquidation in the event that we do not generate revenues. In the event of our liquidation, Nevada law provides that after payment of all allowances, expenses and costs, and the satisfaction of all special and general liens upon our funds, the creditors shall be paid proportionately to the amount of their respective debts. The surplus funds, if any, after payment of the creditors and the costs, expenses and allowances, shall be distributed among our shareholders in proportion.

We are not currently conducting any research and development activities, other than the development of our website. We do not anticipate conducting such activities in the near future. We do not anticipate that we will purchase or sale of any significant equipment. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Description of Property
-----------------------

Property held by us. As of the date specified in the following table, we held the following property:

=============================== ======================== =====================
          Property                  March 31, 2002          December 31, 2001
------------------------------- ------------------------ ---------------------
Cash                                             $1,750                $5,216
------------------------------- ------------------------ ---------------------
Property and Equipment, net                          $0                    $0
=============================== ======================== =====================

Our Facilities. Our headquarters are located at 280 White Cap Lane, Newport Coast, California 92657. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

Certain Relationships and Related Transactions
----------------------------------------------

In April 2001, we issued 400,000 shares to Thomas E. Stepp, Jr., an employee of Stepp Law Group, which served as our former legal counsel, in exchange for services provided to us, which were valued at $400. In December 2001, we redeemed those 400,000 shares of common stock owned by Mr. Stepp in exchange for $400.

Cynthia A. Bergendahl, our president, chief executive officer, secretary and one of our directors, currently provides office space to us at no charge. Mrs. Bergendahl does not expect to be paid or reimbursed for providing office facilities.

Matthew A. Bergendahl, our treasurer, director and a shareholder, is the spouse of Cynthia A. Bergendahl, our president, chief executive officer, secretary, director and a founding shareholder. Cynthia A. Bergendahl is the brother of Michael J. Muellerleile, our incorporator, one of our shareholders and an employee of MC Law Group, which serves as our legal counsel.

In April 2001, Cynthia A. Bergendahl and Matthew A. Bergendahl were issued 3,600,000 shares of our common stock. Cynthia Bergendahl was issued 3,000,000 shares in exchange for her services as our promoter. The value of the services performed by Ms. Bergendahl was approximately $3,000. Matthew Bergendahl was issued 600,000 shares in exchange for his services with respect to the development of our business plan. The value of the services performed by Mr. Bergendahl was approximately $600.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

    o    disclosing such transactions in prospectus where required;
    o disclose in any and all filings with the Securities and Exchange Commission, where required;
    o obtain uninterested directors consent if we appoint any uninterested directors; and
    o    obtain shareholder consent where required.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

We are a reporting company pursuant to the Securities Exchange Act of 1934. We are required file annual, quarterly and periodic reports with the Securities and Exchange Commission. The public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are no shares that can be sold pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by security holders. The approximate number of holders of record of shares of our common stock is twenty-seven.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

    o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
    o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
    o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
    o    a toll-free telephone number for inquiries on disciplinary actions;
    o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
    o such other information and is in such form including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

    o    the bid and offer quotations for the penny stock;
    o the compensation of the broker-dealer and its salesperson in the transaction;
    o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
    o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our Chief Executive Officer and our other executive officers during the year ending December 31, 2001. Our Board of Directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

======================================= ======== ============ ============== ===================== =====================
Name and Principal Position              Year      Annual       Bonus ($)        Other Annual           All Other
                                                  Salary ($)                   Compensation ($)        Compensation
--------------------------------------- -------- ------------ -------------- --------------------- ---------------------
Cynthia A. Bergendahl - president,       2001        None          None               None          3,000,000 shares(1)
chief executive officer, secretary
--------------------------------------- -------- ------------ -------------- --------------------- ---------------------
Matthew A. Bergendahl - treasurer        2001        None          None               None           600,000 shares(1)
======================================= ======== ============ ============== ===================== =====================

(1)The value of the shares received by Ms. Bergendahl was approximately $3,000. The value of the shares received by Mr. Bergendahl was approximately $600.

Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our board of directors.

Employment Contracts. We anticipate that we will enter into an employment agreement with Cynthia A. Bergendahl.

Stock Option Plan. We anticipate that we will adopt a stock option plan, pursuant to which shares of our common stock will be reserved for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our board of directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our board of directors. Options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

Financial Statements
--------------------









                                TOO GOURMET, INC.
                          (a development stage company)

                                    CONTENTS

                                                                         PAGE
                                                                         ----
Financial Statements (Unaudited)

     Balance Sheet                                                        24

     Statements of Operations                                             25

     Statements of Changes in Stockholders' Deficit                       26

     Statements of Cash Flows                                             27

     Notes to Financial Statements                                        28

                                TOO GOURMET, INC.
                          (a development stage company)

                                  BALANCE SHEET

                                 MARCH 31, 2002

                                   (UNAUDITED)

                                     ASSETS
                                     ------
Current assets
   Cash                                                            $     1,750
   Other current assets                                                    ---
                                                                   -----------
    Total current assets                                                 1,750

Other assets                                                               ---
                                                                   -----------
           Total assets                                            $     1,750
                                                                   ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------

Current liabilities
   Accounts payable and accrued expenses                           $     2,696
                                                                   -----------
    Total current liabilities                                            2,696

Contingencies
                                                                           ---
Stockholders' Deficit
      Preferred stock, $.001 par value;
          Authorized shares -- 5,000,000
           Issued and outstanding share -- 0
                                                                           ---
    Common stock, $.001 par value;
       Authorized shares-- 50,000,000
       Issued and outstanding shares-- 5,691,250                         5,691
    Additional paid-in capital                                          24,053
    Deficit accumulated during the development stage                   (30,690)
                                                                   -----------
       Total stockholders' deficit                                        (946)
                                                                   -----------
          Total liabilities and stockholders' deficit              $     1,750
                                                                   ===========





                See accompanying notes to financial statements.

                                TOO GOURMET, INC.
                          (a development stage company)

                            STATEMENTS OF OPERATIONS

                                   (UNAUDITED)


                                                                                   APRIL 9, 2001
                                                             THREE MONTHS ENDED    (INCEPTION) -
                                                              MARCH 31, 2002       MARCH 31, 2002
                                                              ---------------      --------------
Net revenues                                                   $          ---     $          320

Operating expenses
   Consulting services                                                    ---              3,600
   Legal and professional fees                                          1,690             23,520
   Occupancy                                                              500                500
   Office supplies and expense                                          1,972              3,390
                                                              ---------------      --------------
    Total operating expenses                                            4,162             31,010
                                                              ---------------      --------------
Loss from operations                                                   (4,162)           (30,690)
                                                              ---------------      --------------
Provision for income tax expense (benefit)                                ---                ---
                                                              ---------------      --------------
Net loss/comprehensive loss                                    $       (4,162)    $      (30,690)
                                                              ===============      ==============
Net loss/comprehensive loss per common share--
   basic and diluted                                           $        (---)     $        (---)
                                                              ===============      ==============
Weighted average of common shares-- basic and diluted               5,691,250          5,752,767
                                                              ===============      ==============







                See accompanying notes to financial statements.

                                TOO GOURMET, INC.
                          (a development stage company)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                APRIL 9, 2001 (INCEPTION) THROUGH MARCH 31, 2002

                                   (UNAUDITED)

                                             Common Stock              Additional
                                     -----------------------------      Paid-In        Accumulated
                                         Shares          Amount          Capital         Deficit              Total
                                     -------------     -----------     -----------     -----------         -----------
Balance, April 9, 2001                         ---    $       ---     $       ---     $       ---         $       ---

Issuance of common stock,
  April 10, 2001                         3,600,000          3,600             ---             ---               3,600

Issuance of common stock,
  April 11, 2001                         1,500,000          1,500             ---             ---               1,500

Issuance of common stock,
  June 17, 2001                            250,000            250           4,750             ---               5,000

Issuance of common stock,
  June 28, 2001                            741,250            741          14,084             ---              14,825

Cost of legal expenses
  contributed by officer                       ---            ---           4,719             ---               4,719

Redemption of stock,
  November 15, 2001                       (400,000)          (400)            ---             ---                (400)

Net loss/comprehensive loss                    ---                            ---         (26,528)            (26,528)
                                     -------------     -----------     -----------     -----------         -----------
Balance, December 31, 2001               5,691,250          5,691          23,553         (26,528)              2,716
                                     -------------     -----------     -----------     -----------         -----------
Cost of occupancy
  contributed by officer                       ---            ---             500             ---                 500

Net loss/comprehensive loss                    ---                            ---          (4,162)             (4,162)
                                     -------------     -----------     -----------     -----------         -----------
Balance,  March 31, 2002                 5,691,250    $     5,691     $    24,053     $   (30,690)        $      (946)
                                     =============     ===========     ===========     ===========         ===========





                See accompanying notes to financial statements.

                                TOO GOURMET, INC.
                          (a development stage company)

                            STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)


                                                                                                   APRIL 9, 2001
                                                                          THREE MONTHS ENDED       (INCEPTION) -
                                                                            MARCH 31, 2002         MARCH 31, 2002
                                                                           ---------------         ---------------
Cash flows from operating activities
   Net loss                                                               $         (4,162)        $       (30,690)
   Adjustments  to  reconcile  net loss to net cash used by  operating activities
    Cost of consulting services paid with common stock                                 ---                   3,600
    Cost of legal services paid with common stock                                      ---                   1,500
    Expenses paid by officer                                                           500                   5,219
    Changes in operating assets and liabilities
       Increase in accounts payable and accrued expenses                               196                   2,696
                                                                           ---------------         ---------------
          Net cash used by operating activities                                     (3,466)                (17,675)
                                                                           ---------------         ---------------
Cash flows from investing activities                                                   ---                     ---
                                                                           ---------------         ---------------
Cash flows from financing activities
   Proceeds from issuance of common stock                                              ---                  19,825
   Redemption of common stock                                                          ---                    (400)
                                                                           ---------------         ---------------
          Net cash provided by financing activities                                    ---                  19,425
                                                                           ---------------         ---------------
Net increase (decrease) in cash and cash equivalents                                (3,466)                  1,750

Cash and cash equivalents, beginning of period                                       5,216                     ---
                                                                           ---------------         ---------------
Cash and cash equivalents, end of period                                  $          1,750         $         1,750
                                                                           ===============         ===============
Supplemental disclosure of cash flow information
    Income taxes paid                                                     $            ---         $           ---
                                                                           ===============         ===============
    Interest paid                                                         $            ---         $           ---
                                                                           ===============         ===============





                See accompanying notes to financial statements.

                                TOO GOURMET, INC.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 2002

                                   (UNAUDITED)

NOTE 1 - NATURE OF OPERATIONS

            Too Gourmet, Inc. (the "Company") is an internet based gourmet grocery retailer for specialty and novelty foods and spirits. The Company was incorporated in the state of Nevada on April 9, 2001 and is headquartered in Newport Coast, California.


NOTE 2 - BASIS OF PRESENTATION

            The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. For further information, these financial statements and the related notes should be read in conjunction with the Company's audited financial statements for the period ended December 31, 2001 included in the Company's annual report on Form 10-KSB.


NOTE 3 - CONTINGENCIES

            As shown in the accompanying unaudited financial statements, the Company has incurred a net operating loss of $30,690 since inception through March 31, 2002.

            The Company is subject to those risks associated with development stage companies. The Company has sustained losses since inception and additional financing will be required by the Company to fund its development activities and to support operations. However, there is no assurance that the Company will be able to obtain additional financing. Furthermore, there is no assurance that rapid technological changes, changing customer needs and evolving industry standards will enable the Company to introduce new products and services on a continual and timely basis so that profitable operations can be attained.


NOTE 4 - COMMON STOCK

         On April 10, 2001, the Company issued 3,600,000 shares of its common stock to its officers and founders for consulting services rendered in connection with the initial organization costs incurred. Since there was no readily available market value at the time the services were rendered, par value of $0.001 per share was considered as a reasonable estimate of fair value by the parties.

                                TOO GOURMET, INC.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 2002

                                   (UNAUDITED)

NOTE 4 - COMMON STOCK (continued)

         On April 11, 2001, the Company issued 1,500,000 shares of its common stock to various individuals for legal services rendered in connection with the initial organization costs incurred. Since there was no readily available market value at the time the services were rendered, par value of $0.001 per share was considered as a reasonable estimate of fair value by the parties.

         On June 30, 2001, the Company completed a "best efforts" offering of its common stock pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. In accordance with the Private Placement Memorandum Offering, which was initiated on June 11, 2001, the Company issued 991,250 shares of its common stock at $0.02 per share for a total of $19,825 from June 17th - June 30th 2001.


NOTE 5 - RELATED PARTY TRANSACTIONS

         On April 10, 2001, the Company issued 3,550,000 shares of its common stock to a current officer for services as described in Note 4.

                                TOO GOURMET, INC.
                          (A Development Stage Company)

                         REPORT AND FINANCIAL STATEMENTS

                                DECEMBER 31, 2001

                                TOO GOURMET, INC.
                          (a development stage company)

                                    CONTENTS




                                                                          PAGE
                                                                          ----
Independent Auditor's Report                                               32

Financial Statements

     Balance Sheet                                                         33

     Statement of Operations                                               34

     Statement of Changes in Stockholders' Equity                          35

     Statement of Cash Flows                                               36

     Notes to Financial Statements                                         37

                          Independent Auditor's Report



To the Stockholders of
Too Gourmet, Inc.


         I have audited the accompanying balance sheet of Too Gourmet, Inc. (a development stage company) as of December 31, 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for the period April 9, 2001 (inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

         I conducted my audit in accordance with generally accepted auditing standards in the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Too Gourmet, Inc. (a development stage company) as of December 31, 2001, and the results of its operations and its cash flows for the period April 9, 2001 (inception) through December 31, 2001 in conformity with generally accepted accounting principles in the United States.



                                         /s/ Quintanilla
                                         A Professional Accountancy Corporation
                                         Laguna Niguel, California


                                         February 11, 2002

                                TOO GOURMET, INC.
                          (a development stage company)

                                  BALANCE SHEET

                                DECEMBER 31, 2001



                                     ASSETS
                                     ------
Current assets
    Cash                                                          $       5,216
    Other current assets                                                    ---
                                                                    -----------
       Total current assets                                               5,216

Other assets                                                                ---
                                                                    -----------
       Total assets                                               $       5,216
                                                                   ============



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities
    Accounts payable and accrued expenses                         $       2,500
                                                                   ------------
       Total current liabilities                                          2,500

Contingencies

Stockholders' Equity
    Preferred stock, $.001 par value;
       Authorized shares-- 5,000,000
       Issued and outstanding shares-- 0                                    ---
    Common stock, $.001 par value;
       Authorized shares-- 50,000,000
       Issued and outstanding shares-- 5,691,250                          5,691
    Additional paid-in capital                                           23,553
    Deficit accumulated during the development stage                    (26,528)
                                                                    -----------
       Total stockholders' equity                                         2,716
                                                                    -----------
          Total liabilities and stockholders' equity              $       5,216
                                                                   ============






                 See accompanying notes to financial statements.

                                TOO GOURMET, INC.
                          (a development stage company)

                             STATEMENT OF OPERATIONS

               APRIL 9, 2001 (INCEPTION) THROUGH DECEMBER 31, 2001



Revenues
    Sales                                                         $         320
    Less: returns and allowances                                            ---
                                                                    -----------
       Net revenues                                                         320

Operating expenses
    Consulting services                                                   3,600
    Legal and professional fees                                          21,830
    Office expense                                                        1,418
                                                                    -----------
       Total operating expenses                                          26,848
                                                                    -----------
Loss from operations                                                    (26,528)

Provision for income tax expense (benefit)                                  ---
                                                                   ------------
Net loss/Comprehensive loss                                       $     (26,528)
                                                                   ============
Net loss/Comprehensive loss per common share-- basic and diluted  $         ---
                                                                   ============
Weighted average of common shares-- basic and diluted                 5,771,500
                                                                   ============







                 See accompanying notes to financial statements.

                                TOO GOURMET, INC.
                          (a development stage company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

               APRIL 9, 2001 (INCEPTION) THROUGH DECEMBER 31, 2001


                                          Common Stock             Additional
                                          ------------                Paid-In        Accumulated
                                      Shares          Amount          Capital          deficit            Total
                                  -------------     ----------      ----------      -------------      ----------
Balance, April 9, 2001                      ---    $       ---     $       ---     $          ---     $       ---

Issuance of common stock,
  April 10, 2001                      3,600,000          3,600             ---                ---           3,600

Issuance of common stock,
  April 11, 2001                      1,500,000          1,500             ---                ---           1,500

Issuance of common stock,
  June 17, 2001                         250,000            250           4,750                ---           5,000

Issuance of common stock,
  June 28, 2001                         741,250            741          14,084                ---          14,825

Cost of legal expenses
  contributed by officer                    ---            ---           4,719                ---           4,719

Redemption of stock,
  November 15, 2001                    (400,000)          (400)            ---                ---            (400)

Net loss/Comprehensive loss                 ---            ---             ---            (26,528)        (26,528)
                                  -------------     ----------      ----------      -------------      ----------
Balance, December 31, 2001            5,691,250    $     5,691     $    23,553     $      (26,528)    $     2,716
                                  =============     ==========      ==========      =============      ==========





                 See accompanying notes to financial statements.

                                TOO GOURMET, INC.
                          (a development stage company)

                             STATEMENT OF CASH FLOWS

               APRIL 9, 2001 (INCEPTION) THROUGH DECEMBER 31, 2001



Cash flows from operating activities
    Net loss                                                     $      (26,528)
    Adjustments to reconcile net loss to net
    cash used in operating activities
       Cost of consulting services paid with common stock                 3,600
       Cost of legal services paid with common stock                      1,500
       Cost of legal services contributed by officer                      4,719
       Changes in operating assets and liabilities
           Increase in accounts payable and accrued expenses              2,500
                                                                   ------------
              Net cash provided by operating activities                 (14,209)

Cash flows from investing activities                                        ---
                                                                   ------------
              Net cash provided by investing activities                     ---

Cash flows from financing activities
    Proceeds from issuance of common stock                               19,825
    Redemption of common stock                                             (400)
                                                                   ------------
              Net cash provided by financing activities                  19,425
                                                                   ------------
Net increase in cash                                                      5,216

Cash, beginning of period                                                  ---
                                                                   -----------
Cash, end of period                                              $        5,216
                                                                  =============
Supplemental disclosure of cash flow information
    Income taxes paid                                            $          ---
                                                                  =============
    Interest paid                                                $          ---
                                                                  =============






                 See accompanying notes to financial statements.

                                TOO GOURMET, INC.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001



Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

         Business Description - Too Gourmet, Inc. (the "Company") was incorporated in the state of Nevada on April 9, 2001. The Company is an Internet based gourmet grocery retailer for specialty and hard-to-find foods and spirits. The Company is headquartered in Newport Coast, California.

         Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. At December 31, 2001, the Company had no cash equivalents.

         Fair Value of Financial Instruments - The carrying amount of the Company's financial instruments, which includes cash and accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

         Recognition of Revenue - The Company records revenues upon shipment to its customers, fee is fixed or determinable, and collectibility is reasonably assured The Company will also provide an allowance for returns when experience is established.

         Income Taxes - The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

         Net Loss per Common Share - The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net loss by the weighted average number of outstanding common shares during the period.

         Comprehensive Loss - The Company applies Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income or loss, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements. For the period ended December 31, 2001, the Company had no other components of its comprehensive income or loss other than the net loss as reported on the statement of operations.

         Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                TOO GOURMET, INC.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001



NOTE 2 - CONTINGENCIES

         As shown in the accompanying financial statements, the Company has incurred a net operating loss of $26,528 since inception through December 31, 2001.

         The Company is subject to those risks associated with development stage companies. The Company has sustained losses since inception and additional financing will be required by the Company to fund its development activities and to support operations. However, there is no assurance that the Company will be able to obtain additional financing. Furthermore, there is no assurance that rapid technological changes, changing customer needs and evolving industry standards associated with the Internet marketplace (e-commerce) will enable the Company to introduce new products and services on a continual and timely basis so that profitable operations can be attained.

         Management's plans to mitigate its losses in the near term through the significant reduction of legal and professional fees that were incurred upon incorporation; for the presentation for the preparation of the Company's Private Offering Memorandum; and for the performance of audit and review services. By having completed its registration process over the last six months, the Company has positioned itself to focus on securing its revenues sources, and management currently expects to meet its revenue targets for the remainder of 2002. In addition, should management determine it necessary, the Company will seek to obtain additional financing through the issuance of common stock and increase of ownership equity.



NOTE 3 - ACCRUED EXPENSES

         Accrued Wages and Compensated Absences - The Company currently does not have any employees. The majority of development costs and services have been provided to the Company by outside, third party vendors. As such, there is no accrual for wages or compensated absences as of December 31, 2001.



NOTE 4 - COMMON STOCK

         On April 10, 2001, the Company issued 3,600,000 shares of its common stock to its officers and founders for consulting services rendered in connection with the initial organization costs incurred. Since there was no readily available market value at the time the services were rendered, par value of $0.001 per share was considered as a reasonable estimate of fair value by the parties.

         On April 11, 2001, the Company issued 1,500,000 shares of its common stock to various individuals for legal services rendered in connection with the initial organization costs incurred. Since there was no readily available market value at the time the services were rendered, par value of $0.001 per share was considered as a reasonable estimate of fair value by the parties.

                                TOO GOURMET, INC.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001



NOTE 4 - COMMON STOCK (continued)

         On June 30, 2001, the Company completed a "best efforts" offering of its common stock pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. In accordance with the Private Placement Memorandum Offering, which was initiated on June 11, 2001, the Company issued 991,250 shares of its common stock at $0.02 per share for a total of $19,825 from June 17th - June 30th 2001.

         On November 15, 2001, the Company redeemed and purchased 400,000 shares of its common stock from an individual stockholder at par value of $0.001, or $400. Per the terms of the stock redemption agreement, this amount was equivalent to the amount received at the time of original issuance for legal services performed by the former stockholder. Upon redemption of the shares, the Company cancelled and retired the shares from further issuance.



NOTE 5 - INCOME TAXES

         At December 31, 2001, the Company has available for federal income tax purposes a net operating loss carryforward of approximately $26,528, expiring 2021, that may be used to offset future taxable income. Therefore, no provision for income taxes has been provided.

         In addition, the Company has deferred tax assets of approximately $4,000 at June 30, 2001. The Company has not recorded a benefit from its net operating loss carryforward because realization of the benefit is uncertain and, therefore, a valuation allowance of ($4,000) has been provided for the deferred tax assets.




NOTE 6 - RELATED PARTY TRANSACTIONS

         On April 9, 2001, the Company issued 3,600,000 shares of its common stock to it current officers for services as described in Note 4.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
-------------------------------------------------------------------------


In June 2001, our Board of Directors appointed Quintanilla Accountancy Corporation, independent accountant, to audit our financial statements for the period from April 9, 2001, our date of formation, through December 31, 2001. Prior to our appointment of Quintanilla Accountancy Corporation as our auditor, our financial statements had not been audited. There have been no disagreements with our accountant since our formation required to be disclosed pursuant to
Item 304 of Regulation S-B.


                                  LEGAL MATTERS


The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by MC Law Group, located in Newport Beach, California.


                                     EXPERTS


Our financial statements for the period from April 9, 2001, our date of formation, through December 31, 2001, appearing in this prospectus which is part of a Registration Statement have been audited by Quintanilla Accountancy Corporation, and are included in reliance upon such reports given upon the authority of Quintanilla Accountancy Corporation, as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
-----------------------------------------

Article Seventh of our Articles of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for:

    o any breach of such director's duty of loyalty to us or our security holders;
    o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
    o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
    o any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Our Articles of Incorporation provides that we will indemnify our directors to the extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provides that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. To be entitled to indemnification by us, such officer must have acted in good faith and in a manner such officer believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

========================================= ==================== ================
Registration Fees                         Approximately                 $34.20
----------------------------------------- -------------------- ----------------
Transfer Agent Fees                       Approximately                $650.00
----------------------------------------- -------------------- ----------------
Costs of Printing and Engraving           Approximately                $500.00
----------------------------------------- -------------------- ----------------
Legal Fees                                Approximately              $5,000.00
----------------------------------------- -------------------- ----------------
Accounting Fees                           Approximately              $3,500.00
========================================= ==================== ================

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In June 2001, we issued 991,250 shares of our common stock to one accredited investor and twenty-five non-accredited investors for $0.02 per share. Those investors included Jason Ortega, Scott Sherman, Brad Thompson, AV Neely, John Shukur, Renee McCracken, Renee Y. Close, Alia Neely, Wade Neely, Scott Michaels, William Sterling, Jr., Thomas J. Slosson, Jerry A. Cardenas, Gary Manley, Anderson M. Hinsch, Sonny Martinez, John D. Muellerleile, Suzanne Muellerleile, John R. Muellerleile, Eric Becker, Michelle Mirrotto, Jesus Avelar, Jim Mirrotto, Lyle Neely, Ryan A. Neely and Tim Neely. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. Based on the information provided in the subscription documents, which were completed by all investors, we believe that each of the non-accredited investors was sophisticated because each non-accredited investor has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment. Each investor was given an information disclosure document prior to investing and had adequate access to sufficient information about us to make an informed investment decision. There were no commissions paid on the sale of these shares. The net proceeds to us were $19,825.

On April 11, 2001, we issued 1,500,000 shares of our common stock to Thomas E. Stepp, Jr., Michael Muellerleile, Deron Colby, Richard Reincke, Amy Pontillas, Sandie M. Williams, Myra E. Capoccia, and Lan P. Nguyen, in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. The shares were issued in exchange for services provided to us, which were valued at $1,500.

On April 10, 2001, we issued 3,000,000 shares of our common stock to Cynthia A. Bergendahl, our president, chief executive officer, secretary, and one of our directors and 600,000 shares of our common stock to Matthew A. Bergendahl, our treasurer and one of our directors. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. The shares were issued in exchange for services provided to us, which were valued at $3,600.

Exhibits
--------

         Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

1.       Underwriting Agreement (not applicable)

3.1      Articles of Incorporation*

3.2      Bylaws*

5.       Opinion Re: Legality

8.       Opinion Re: Tax Matters (not applicable)

11.      Statement Re: Computation of Per Share Earnings**

15.      Letter on unaudited interim financial information (not applicable)

23.1     Consent of Auditors

23.2     Consent of Counsel***

24. Power of Attorney is included on the Signature Page of the Registration Statement

*    Included in the Registration Statement on Form SB-2 and amendments thereto.
**   Included in Financial Statements
***  Included in Exhibit 5

Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.  We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i)      To include any prospectus required by Section 10(a)
                          (3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement or most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the city of Newport Beach, California, on June 12, 2002.

                                  Too Gourmet, Inc.
                                  a Nevada corporation


                                  By:    /s/ Cynthia A. Bergendahl
                                         ------------------------------------
                                         Cynthia A. Bergendahl
                                  Its:   president, chief executive officer,
                                         secretary and a director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


/s/ Cynthia A. Bergendahl                            June 12, 2002
--------------------------------------------
Cynthia A. Bergendahl
president, chief executive officer,
secretary and a director


/s/ Matthew A. Bergendahl                            June 12, 2002
--------------------------------------------
Matthew A. Bergendahl
treasurer, principal financial officer and a director